Exhibit 10.46
SONIC AUTOMOTIVE, INC.
INCENTIVE COMPENSATION PLAN
AMENDED AND RESTATED AS OF DECEMBER 4, 2008
Section 1. Purposes
     The purpose of the Sonic Automotive, Inc. Incentive Compensation Plan is to provide incentives to highly-qualified executives and other key employees in an effort to motivate them to continue service with the Company, devote their best efforts to the Company and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of shareholders. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company’s tax deduction for compensation paid under the Plan to Covered Employees.
Section 2. Definitions
     Throughout this Plan, when capitalized the following terms shall have the respective meanings set forth below:
     (a) “Board” shall mean the Board of Directors of the Company.
     (b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (c) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, provided that the Committee shall consist of two or more members each of whom is an outside director within the meaning of Section 162(m) of the Code.
     (d) “Company” shall mean Sonic Automotive, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
     (e) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).
     (f) “Incentive Award” shall mean a monetary incentive compensation award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Performance Period.
     (g) “Participant” shall mean an executive officer or other key employee of the Company or one of its Subsidiaries who is selected by the Committee to participate in the Plan.
     (h) “Performance Goals” shall mean the criteria and objectives that must be met during the Performance Period as a condition of the Participant’s receipt of payment with respect to an Incentive Award, as described in Section 5 hereof.
     (i) “Performance Period” shall mean the period designated by the Committee during which the Performance Goals with respect to a particular Participant will be measured.

     (j) “Plan” shall mean this Sonic Automotive, Inc. Incentive Compensation Plan, as amended from time to time.
     (k) “Subsidiary” shall mean any subsidiary or other business organization in which the Company owns, directly or indirectly, more than 50% of the voting power, stock or capital interest.
Section 3. Administration
     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all of the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Incentive Awards, to determine the persons to whom and the time or times at which Incentive Awards shall be granted, to determine the terms, conditions, restrictions, Performance Period and Performance Goals relating to any Incentive Award, to adjust compensation payable upon attainment of Performance Goals (subject to the limitations of the Plan), to construe and interpret the Plan and any Incentive Awards, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan.
     All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan through any Participant) and any shareholder.
     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Incentive Award granted hereunder.
Section 4. Eligibility
     Executive officers of the Company and key employees of the Company and its Subsidiaries who are designated by the Committee may participate in the Plan. In determining the persons who may participate in the Plan, the Committee may take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. The fact that an executive officer or key employee has been designated to participate in the Plan for one Performance Period does not assure that such person will be eligible to participate in any subsequent Performance Period.
Section 5. Incentive Awards and Performance Goals
     (a) In General. The Committee shall establish in writing for each Participant the applicable Performance Period, the amount of or the formula for determining the actual Incentive Award for such Participant (which may include the establishment of a target Incentive Award) with respect to such Performance Period, the Performance Goal(s) that must be achieved in order for the Participant to receive an Incentive Award under the Plan with respect to such Performance Period, and any other conditions that the Committee deems appropriate and consistent with the Plan, and in the case of Covered Employees, with Section 162(m) of the Code. All of the foregoing must be established in writing by the Committee within ninety (90) days after the beginning of the Performance Period (or, if earlier, by the date on which twenty-five percent (25%) of the Performance Period has elapsed), provided that achievement of the Performance Goals must be substantially uncertain at the time they are established.

     (b) Performance Goals. The Committee shall establish one or more Performance Goals for each Participant that are objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the goals have been met). Such Performance Goals shall be based on one or more of the following, as determined in the sole discretion of the Committee: stock price; market share; earnings per share (basic or diluted); net earnings; operating or other earnings; gross or net profits; revenues; financial return ratios; stockholder return; cash flow measures (including operating cash flow, free cash flow, and cash flow return on investment); cash position; return on equity; return on investment; debt rating; sales (including Company-wide sales and dealership sales); expense reduction levels; debt levels (including borrowing capacity); return on assets (gross or net); debt to equity ratio; debt to capitalization ratio; consummation of debt offerings; consummation of equity offerings; growth in assets, sales, or market share; customer satisfaction; reducing, retiring or refinancing all or a portion of the Company’s long-term or short-term public or private debt or similar financial obligations (including the attainment of a certain level of reduction in such debt); share count reduction; gross or operating margins; contractual compliance (including maintaining compliance with financial and other covenants, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants); or strategic business objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, or goals relating to acquisitions or divestitures. Performance Goals may be based on the performance of the Company, based on the Participant’s division, business unit or employing Subsidiary, based on the performance of one or more divisions, business units or Subsidiaries, based on the performance of the Company and its Subsidiaries as a whole, or based on any combination of the foregoing. Performance Goals also may be expressed by reference to the Participant’s individual performance with respect to any of the foregoing criteria.
     Performance Goals may be expressed in such form as the Committee shall determine, including either in absolute or relative terms (including, but not by way of limitation, by relative comparison to a pre-established target, to previous years or to other companies or other external measures), in percentages, in terms of growth over time or otherwise, provided that the Performance Goals meet the requirements hereunder. Performance Goals need not be based upon an increase or positive result under one of the above criteria and could include, for example, maintaining the status quo or the limitation of economic losses (measured in such case by reference to the specific criteria). When establishing the Performance Goals, the Committee may specify that the Performance Goals shall be determined either before or after taxes and shall be adjusted to exclude items such as (A) asset write-downs or impairment charges; (B) the effect of unusual or extraordinary charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, discontinued operations, reductions in force, refinancing/restructuring of short term and/or long term debt, or other extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (C) litigation or claim expenses, judgments or settlements, or (D) changes in accounting principles or tax laws or other laws or provisions affecting reported results. The Performance Goals established by the Committee may be (but need not be) particular to a Participant and/or different each Performance Period.
     In all events, the Performance Goals established for Covered Employees must meet the requirements under Section 162(m). The Committee also may establish subjective Performance Goals for Participants; provided that for Covered Employees, the subjective Performance Goals may be used only to reduce, and not increase, the Incentive Award otherwise payable under the Plan.
     (c) Incentive Awards. In accordance with subparagraph (a) above, the Committee must establish in writing the amount of or method for calculating a Participant’s potential Incentive Award for each Performance Period. The potential Incentive Award must be expressed in terms of an objective formula or standard, and shall be expressed as either a dollar amount, a percentage of salary, a percentage of the applicable criteria underlying the specified Performance Goal(s) (or a percentage thereof in excess of a threshold amount) or otherwise. The foregoing also may be expressed in the form of a range, pursuant to which the actual amount of an Incentive Award payable under the Plan may vary depending upon the extent to which the Performance Goals for the Performance Period have been attained. The Committee also may establish a Participant’s potential Incentive Award as a percentage of a bonus pool; provided, however, that the amount of the bonus pool (or the formula for determining the amount of the bonus pool) shall be established in accordance with the requirements of this Section 5 and that the sum of the individual maximum percentages of the bonus pool that each Participant potentially could receive shall not exceed 100%.
     The formula or standard for determining the actual amount of the Incentive Award must be such that a third party having knowledge of the extent to which the Performance Goals have been attained could calculate the amount to be paid to the Participant. However, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but the Committee shall not increase the amount payable to any Covered Employee in a manner that would cause the Incentive Award to fail to qualify as performance-based compensation under Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the maximum amount payable with respect to an Incentive Award to any Participant during any calendar year shall not exceed $3,000,000.
     (d) Payment of Incentive Awards.
          (i) Conditions on Payment. Payment of an Incentive Award shall be made to a Participant for a particular Performance Period only if: (A) the Committee has certified in writing that extent to which the applicable Performance Goals and any other material terms of the Incentive Award have been achieved or exceeded, and (B) except as otherwise set forth below in Section 5(d)(ii), the Participant remains employed by the Company or one of its Subsidiaries until the date such Incentive Award shall be payable pursuant to Section 5(d)(iii)(A) below (or, alternatively, on the last day of the Performance Period, if the Committee shall have substituted such alternative requirement for such Participant at the time it established the Performance Goals for such Performance Period).
          (ii) Termination of Employment. A Participant shall not be entitled to payment of an Incentive Award if the Participant does not remain continuously employed by the Company or one its Subsidiaries until the date such Incentive Award becomes payable pursuant to Section 5(d)(iii)(A) below (or, alternatively, on the last day of the Performance Period, if the Committee shall have substituted such alternative requirement for such Participant at the time it established the Performance Goals for such Performance Period). Notwithstanding the foregoing, unless the Committee provides otherwise, in the event a Participant’s employment terminates due to his or her death or disability, the Participant (or his or her estate or the persons to whom the right to payment under this Plan passes by will or the laws of descent and distribution) shall be eligible to receive the prorated amount of the Incentive Award for which the Participant otherwise would have been eligible based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved. Payment of such prorated Incentive Award shall be made in accordance with the terms of Section 5(d)(iii) and (iv).

          (iii) Timing of Payment.
               (A) Following the end of the Performance Period, any payment to be made with respect to an Incentive Award shall be made pursuant to this Plan as soon as administratively practicable following the Committee’s certification in accordance with Section 5(d)(i) above; provided, that any such payment shall be made between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.
               (B) To the extent that payment of any Incentive Award may be deferred under a nonqualified deferred compensation plan established by the Company, the terms of such nonqualified deferred compensation plan shall govern such deferral, provided that such plan and any related deferral elections comply with Section 409A of the Code.
          (iv) Form of Payment. Payment of each Participant’s Incentive Award for a Performance Period shall be made in cash (or its equivalent) in a lump sum, subject to applicable tax and other withholding.
Section 6. Withholding Taxes.
     The Company or Subsidiary employing any Participant shall have the right to deduct from all payments made pursuant to the Plan any and all federal, state and local taxes or other amounts required by law to be withheld.
Section 7. Miscellaneous Provisions
     (a) Compliance with Legal Requirements. The Plan and the granting of Incentive Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
     (b) No Right To Continued Employment. Nothing in the Plan or in any Incentive Award shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or Subsidiary to terminate such Participant’s employment at any time for any reason.
     (c) Participant Rights. No person shall have any claim or right to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment among Participants.
     (d) Unfunded Status of Incentive Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Payments shall be made solely from the general assets of the Company and its Subsidiaries. With respect to any payments for which a Participant may be eligible pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
     (e) No Transferability of Rights. A Participant’s rights and interests under the Plan may not be assigned, pledged, transferred or made subject to any lien, either directly or by operation of law or otherwise (except for a transfer by will or the laws of descent and distribution in the event of a Participant’s death), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

     (f) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of North Carolina without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.
     (g) Other Compensation Plans. Nothing contained in this Plan shall prevent the Company from establishing other or additional compensation arrangements.
Section 8. Effective Date
     The Plan originally became effective upon its adoption by the Board on October 11, 2001, subject to the requisite approval of the shareholders of the Company at the 2002 Annual Meeting of Stockholders which was obtained on May 8, 2002. It was subsequently amended and restated effective as of April 19, 2007, subject to the requisite approval of the shareholders of the Company at the 2007 Annual Meeting of Stockholders which was obtained on April 19, 2007. This amendment and restatement shall be effective upon its adoption by the Committee on December 4, 2008, provided that the amendments to Section 5(b) in this amendment and restatement of the Plan shall be subject to the requisite approval of the shareholders of the Company at the 2009 Annual Meeting of Stockholders. In the absence of such shareholder approval, any outstanding Incentive Awards for which the terms have been established under this amended and restated Plan but which are subject to such shareholder approval shall be null and void.
Section 9. Amendment and Termination of the Plan
     The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that any amendment that increases the maximum amount that can be paid to a Participant during a Performance Period under the Plan or any other amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be subject to approval by the requisite vote of the shareholders of the Company. No amendment shall adversely affect any of the rights of any Participant, without such Participant’s consent, under any Incentive Award theretofore granted under the Plan. Notwithstanding the foregoing, the Board or the Committee may amend the Plan or any Incentive Award in any respect it deems necessary or advisable to comply with applicable law without obtaining a Participant’s consent, including, but not limited to, reforming (including on a retroactive basis, if applicable) any terms of an Incentive Award to comply with or meet an exemption from Section 409A of the Code and applicable regulations and guidance issued thereunder.
Section 10. Reapproval of Plan
     The Plan must be resubmitted to the shareholders of the Company as necessary to enable the Plan to qualify as performance-based compensation under Section 162(m) of the Code. As of the time of the Plan’s adoption, Section 162(m) requires that the shareholders reapprove the Plan no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan.
Section 11. Intent With Respect to Code Section 409A
     It is the general intent of the Company that neither this Plan nor any Incentive Awards hereunder be subject to Section 409A of the Code. Notwithstanding the foregoing, to the extent that any Incentive Awards hereunder may constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the Company intends that such Incentive Awards shall comply with Section 409A of the Code, and the Committee shall determine and interpret the terms of any such Incentive Awards consistent with such intent. To the extent an Incentive Award does not provide for a deferral of compensation (within the meaning of Section 409A of the Code), but may be deferred under a nonqualified deferred compensation plan established by the Company, the terms of such nonqualified deferred compensation plan shall govern such deferral, and to the extent necessary, are incorporated herein by reference. Notwithstanding the foregoing, the Company does not guarantee to any Participant (or any other person with an interest in an Incentive Award) that the Plan or any Incentive Award hereunder complies with or is exempt from Section 409A, and shall not have any liability to or indemnify or hold harmless any individual with respect to any tax consequences that arise under or in connection with Section 409A.
Section 12. Intent to Comply With Code Section 162(m)
     It is the intent of the Company that the Plan and Incentive Awards under the Plan for Covered Employees comply with Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply. To the extent that any legal requirement of Section 162(m) of the Code as set forth in the Plan shall be modified or ceases to be required under Section 162(m) of the Code, the Committee may determine that such provision shall be correspondingly modified or cease to apply, as the case may be.

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